Exhibit 10.2

NOTE: THROUGHOUT THIS DOCUMENT, CERTAIN CONFIDENTIAL MATERIAL CONTAINED

HEREIN HAS BEEN OMITTED AND HAS BEEN SEPARATELY FILED WITH THE COMMISSION.

EACH PLACE WHERE SUCH AN OMISSION HAS BEEN MADE IS MARKED WITH AN [***]

AMENDMENT NO. 1

TO

STRATEGIC ALLIANCE AGREEMENT

This Amendment No. 1 (“Amendment”), dated as of January 31, 2011, modifies the Strategic Alliance Agreement (the “Agreement”) dated February 12, 2010, between PR Newswire Association LLC (“PRN”), a Delaware limited liability company, having its principal place of business at 350 Hudson Street, New York, NY 10014, and EDGAR Online, Inc. (“EOL”), a Delaware corporation, having its principal place of business at 50 Washington Street, 11th Floor, Norwalk, CT 08654, as follows:

1.	This Amendment amends the above-referenced Agreement. In case of any conflict between a provision(s) of the Agreement and a provision(s) of this Amendment, the latter shall control with regard to the subject matter set forth herein.

2.	All terms defined in the Agreement shall have the same meaning when used in this Amendment.

3.	Schedule C, Price Schedule. Schedule C to the Agreement is deleted in its entirety and replaced with the version attached hereto and incorporated herein.

4.	Section 1.1, Definitions. The definition of “Contract Year” is deleted and replaced with the following: “Contract Year” shall mean each calendar year during the Term.

5.	Section 2.1.1, Retail Prices of the XBRL Offering. The words “the Annual Integration Fees” are deleted.

6.	Section 2.1.3, “Sales Reporting. The following language is added to the end of this Section:

In addition, within thirty (30) days following the last day of June and the last day of December during the Term, PRN shall provide EOL a written report (a “Report”) detailing the percentage of filings translated by EOL as compared to other PRN vendors and specifying, among other things, a calculation of all fees due to EOL based thereon. EOL’s right to conduct an Audit contemplated herein shall include the right by EOL to verify the accuracy of Reports that have been previously delivered by PRN to EOL.

7.	Section 3.1.2, “Annual Wholesale Volume Pricing” is deleted in its entirety.

8.	Section 6.1.1, Integration Fees. This Section is deleted in its entirety.

9.	Section 6.1.2, XBRL Filing Fees [***]

10.	Section 6.1.3, SLA Forecast and PRN Annual Minimum Fees. This Section is deleted in its entirety and replaced with the following:

[***]

11.	Section 6.2, Determination of Future PRN Annual Minimum Fees. This Section is deleted in its entirety.

12.	Section 6.7, Audits. The following text is inserted after the words, “this Agreement” in the first sentence: “including, without limitation, all records relating to Section 2.1.3, Sales Reporting.”

13.	Section 6.8, [***]

14.	A new Section 7.1 entitled “EOL Product License” is added to the Agreement as follows:

7.1	EOL Product License. EOL agrees to provide up to 20 licenses of EDGAR Pro to PRN throughout the Term, subject to EOL’s standard license terms and conditions set forth in Exhibit G, attached hereto and made a part hereof.

15.	Section 9, Effective Date/Term/Termination. The first line of Section 9.1 is deleted in its entirety and replaced with the following:

The initial term of this Agreement shall commence on the Effective Date and end on December 31, 2013 (the “Initial Term”), unless terminated earlier in accordance with the provisions of this Agreement. Notwithstanding the foregoing, either party shall have the right to amend the PRN Volume Requirement upon written notice to the other party within thirty (30) days of December 31, 2012 in the event that a Shortfall exists for more than one quarter during the 2012 calendar year. The revised PRN Volume Requirement will then be effective January 1, 2013 and shall be defined as the volume average of the four quarters in calendar 2012. Further notwithstanding the foregoing, either party shall have the right to terminate this Agreement at the end of the Initial Term in the event that the aggregate number of companies making XBRL filings through PRN (whether PRN uses EOL for such customer or any other provider) during any quarter commencing after June 1, 2011 is less than [***].

16.	Section 9, Effective Date/Term/Termination. Section 9.3 is deleted in its entirety.

17.	Section 9.4, “Termination for Failure to Agree on PRN Annual Minimum Fees Pursuant to Section 6.2. This Section is deleted in its entirety.

18.	The third line of Section 9.5 is hereby amended by deleting the word “earlier” and replacing it with the word “later”.

19.	Except as expressly amended herein, the Agreement shall continue in full force and effect in accordance with its terms, without any waiver, amendment or other modification of any provision thereof.

IN WITNESS WHEREOF, the parties have executed this Amendment through their duly authorized representatives the day and year first above written.

PR NEWSWIRE ASSOCIATION LLC	EDGAR ONLINE, INC.

/s/ Scott Mozarsky	/s/ Edward McDonnell
(Signature)	(Signature)

Scott Mozarsky	Edward McDonnell
(Name – typed or printed)	(Name – typed or printed)

EVP	EVP Sales
(Title)	(Title)

SCHEDULE C – RATE SCHEDULE

Effective January 1, 2011

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EXHIBIT G – TERMS AND CONDITIONS OF EDGAR PRO

1. LICENSE FOR SERVICES.

You are purchasing a subscription to allow twenty 20) Individual Users (as set forth in Schedule A) to obtain access to certain ‘as reported’ information and content from public companies, funds and investors and related EOL content through EOL’s EDGAR Pro service. Your Individual User licenses may not be transferred to anyone else without the prior written consent of EOL. The license your Individual Users receive is a limited, non-exclusive, non-transferable license (without right to sublicense, transfer or assign), and shall be immediately terminated upon any termination or expiration of this agreement. Any redistribution, including any “pass-through” distribution, or unauthorized incorporation of, the information the Individual Users access from EOL into your products or services is strictly prohibited.

2. INFORMATION ACCESSED

EOL strives to ensure that the information contained on our web sites is accurate and reliable. However, EOL and the World Wide Web are not infallible and errors may sometimes occur. By providing access to our web site, EOL and its third party providers do not warrant or represent that: * The content is accurate or complete; * The content is up-to-date or current; * We have a duty to update any content; * The content is free from technical inaccuracies or typographical errors; * The content is free from changes caused by third parties; and * Your access to our web site will be free from interruptions, errors, computer viruses, or other harmful components.

EOL does not assume any liability for these matters. In other words, you use our web site “as is” and at your own risk. Therefore, to the fullest extent permissible pursuant to applicable law, EOL disclaims any and all warranties of any kind, whether expressed or implied, as to any matter whatsoever relating to our web sites, including, without limitation, the warranties of merchantability, fitness for a particular purpose, and non-infringement. EOL may from time to time revise the information, services, and resources contained in our web site and reserves the right to make such changes without any obligation to notify past, current, or prospective visitors. In no event shall EOL and its affiliates or third party providers be liable or responsible for any loss, damage (whether actual, indirect, special, incidental, consequential, punitive, or otherwise), injury, claim, liability, or other cause of any kind or character whatsoever caused by, based upon, or arising out of any use of or inability to use either our web site (such as viruses, omissions, or misstatements) or the information contained in our web site, including any loss of data or loss of profit, even if we have been advised of the possibility of such damages. You agree to indemnify, defend, and hold harmless EOL and its affiliates, and their respective directors, officers, employees, agents, licensors, or any person or entity involved in the creation, production, and distribution of our web site, from and against any and all claims, liabilities, losses, costs, and expenses incurred in connection with any breach by you of this agreement or resulting from, or in connection with, your use of our web site.

3. LIMITED WARRANTY.

EOL represents and warrants that, to its knowledge, the access to and use of its services licensed through this agreement for their intended purposes do not infringe upon the United States patent, copyright, trademark or trade secret rights of any third party. This limited warranty is void if infringement results from: (a) modifications of any part of EOL’s services that were not made by EOL; (b) the use of EOL’s services in connection with another product or service (the combination of which caused the infringement); or (c) EOL’s compliance with Company’s or an Individual Users’ specific instructions. Your exclusive remedy for a breach of this limited warranty shall be, at EOL’s option, for EOL to: (a) obtain a right for you to use EOL’s services without additional or increased cost; (b) modify EOL’s service, without materially diminishing their functionality or performance, to become non-infringing, at EOL’s sole expense; or (c) require that you discontinue the use of EOL’s service, in which event EOL shall refund you the unused portion of any pre-paid fees

4. HYPERLINKS NOTICE

Our web site may link to sites not maintained by or related to EOL. Such hyperlinks are provided as a service to users and may not be sponsored by or affiliated with this web site or EOL. EOL has not reviewed any or all of the sites hyperlinked to or from this web site and is not responsible for the content, products, services, advertising, or other matters presented in any other sites. These links are to be accessed at the user’s own risk, and EOL and its affiliates make no representations or warranties about the content, completeness, or accuracy of these links or the sites hyperlinked to or from this web site. Access to, and use of, any affiliated or non-affiliated sites is subject to their own Terms of Use and privacy policies. If a third party links to our web site, it is not necessarily an indication of an endorsement, authorization, sponsorship, affiliation, joint venture, or partnership by or with EOL or its affiliates. In addition, if a third party has linked to our web site, it does not imply that we are endorsing such web site or its products.